Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Plan Administrator
Heartland Financial USA, Inc. Employee Stock Purchase Plan:

We consent to incorporation by reference in the Registration Statement No. 333-06219 on Form S-8 of Heartland Financial USA, Inc. of our report dated February 20, 2004, relating to the statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2003 and 2002, the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2003, which appear in the December 31, 2003 Annual Report on Form 11-K of Heartland Financial USA, Inc. Employee Stock Purchase Plan.

/s/ KPMG LLP

Des Moines, Iowa
March 29, 2004